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                                                                    EXHIBIT 99.1

News Release

Media Contacts:                     Investor Contacts:
Secret F. Wherrett                  Tania C. Almond
Digex                               Digex
240.456.3556                        240.456.3800
secret.wherrett@digex.com           tania.almond@digex.com


Digex Names Three New Board Members

Howard Frank, Max Hopper and Paul Kozlowski Join Digex Board of Directors

LAUREL, Md., September 12, 2002 - Digex, Incorporated (Nasdaq: DIGX), today named three independent directors to its board, Howard Frank, Max Hopper and Paul Kozlowski. Dr. Frank, Mr. Hopper and Mr. Kozlowski were elected effective immediately.

"It's a great honor to have Howard Frank, Max Hopper and Paul Kozlowski on our board of directors. These professionals bring years of leadership, technology and business expertise to the management of Digex," said George Kerns, president and CEO of Digex. "The interest and commitment that Dr. Frank, Mr. Hopper and Mr. Kozlowski are contributing to Digex are a tremendous testament to the success of our strategic direction."

Howard Frank, 61, is Dean of the Robert H. Smith School of Business of the University of Maryland and also professor of Management Sciences at the Smith School. Previously, Dr. Frank was Director of the Defense Advanced Research Project Agency's Information Technology Office. He also was the founding director of the Defense Department's Advanced Information Technology Services Joint Program Office that was established to transfer advanced technologies into operational defense systems. He previously chaired the Administration's Technology Policy Working Group and he had a significant role in national technology policy in such areas as high definition television and adoption of commercial standards for government procurement. He was also a member of the Committee on Information, Computing and Communications of the White House's National Science and Technology Council. Dean Frank was awarded the Distinguished Service Medal by the Secretary of Defense (the Defense Department's highest civilian honor) for his contributions during his four years at DARPA. Earlier, he was founder, Chairman and CEO of Network Management Inc., President and CEO of Contel Information Systems (a subsidiary of Contel Corporation), President, CEO and founder of the Network Analysis Corporation, and a visiting consultant within the Executive Office of the President of the United States in charge of its network analysis activities.

Max Hopper, 67, founded the firm, Max D. Hopper Associates, Inc., in 1995 after retiring from AMR Corporation. At AMR Corporation, Mr. Hopper served as chairman of The SABRE Group from 1993 as well as senior vice president from 1985. During Mr. Hopper's 20-year tenure at AMR, he served in several capacities -- as CIO in leading internal activities in the applications of information technology and as CEO in creating and managing a number of business units directed at utilizing AMR's core competencies in the marketplace. Previously, Mr. Hopper served as executive vice president for Bank of America from 1982 through 1985, where he


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was the chief information officer. Mr. Hopper launched his professional systems career at Shell Oil in 1960 and served with EDS and United Airlines prior to joining American Airlines in 1972. In 1975 he led a landmark industry study on automating travel agencies. As a result of the subsequent activities by American and others, Mr. Hopper has been called the "father of automation" in the travel industry. In 1992 Mr. Hopper was recognized by Computerworld as one of the top 25 who made the greatest contributions in the field of IS. He received the Society for Information Management's 1991 Partners in Leadership award for his contribution to InterAAct, AMR's technology platform that provides electronic communication tools and information resources to all AMR employees. In January 1997, Mr. Hopper became the first IS executive to be inducted into the INFOMART's Information Processing Hall of Fame and in 1999 was recognized by the editors of CIO Magazine as one of this decade's 12 most influential IS executives.

Paul Kozlowski, 64, is Executive Chairman of NetEffect Corp., responsible for leading the development of the strategic direction for the company. He is also a member of the senior leadership team and is engaged in the day-to-day activities of the company. Mr. Kozlowski has been a leading executive in the telecommunications industry since 1970, and has held CEO and other strategic leadership positions with public companies and private entrepreneurial ventures in the telecom sector since 1994, including CEO Racal Data Group, CEO AVEX Electronics and a variety of start-ups. In 1992, Mr. Kozlowski was Vice President of Communications, Education, and Media Business Unit, a $1.5 Billion division of Digital Equipment Corporation. While at Digital, he developed all strategic, marketing, distribution, pricing and product and service plans for this worldwide organization operating in over 100 countries. His efforts included the definition and implementation of the multi-media strategy for the convergence of computing, broadband/video, telecom and CATV. Most notably, in 1982 Mr. Kozlowski was the Founder, President and CEO of Contel Cellular. In 1991, GTE Mobile Communications acquired Contel Cellular. Mr. Kozlowski was appointed President and CEO of the GTE Mobile Communications and grew the business unit to be the 2nd largest cellular service provider with over $1 billion in revenue. A pioneer in the cellular industry, Mr. Kozlowski was one of the founders of the Cellular Telecommunications Industry Association (CTIA) and its Chairman in 1988. In 1988, 1989 and 1990, the Business Week publication named Mr. Kozlowski as one of the "Top 1000 Executives" in America.

About Digex

Digex is a leading provider of managed Web and application hosting services. Digex customers, from mainstream enterprise corporations to Internet-based businesses, leverage Digex's services to deploy secure, scaleable, high performance e-Enablement, Commerce and Enterprise IT business solutions. Additional information on Digex is available at www.digex.com.

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